EXHIBIT 23.1

                         Independent Auditors' Consent

We consent to the incorporation by reference in the Registration Statements (No. 2-92497, No. 33-17376, No. 333-25401, and No. 333-41775) on Form S-8 and the
Registration Statement (No. 333-41775) on Form S-3 of Total System Services, Inc. of our reports dated January 11, 2000, relating to the consolidated balance sheets of Total System Services, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, cash flows, and shareholders' equity and comprehensive income for each of the years in the three-year period ended December 31, 1999, and the related financial statement schedule, which reports appear in or are incorporated by reference in Total System Services, Inc. Annual Report on Form 10-K for the year 1999.


                                             /s/KPMG LLP

Atlanta, Georgia
March 14, 2000